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                                                                 EXHIBIT (e)(29)

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                                SOUTHDOWN, INC.


                                      AND


                   AMERICAN STOCK TRANSFER AND TRUST COMPANY

                             SUCCESSOR RIGHTS AGENT


                                ________________



                      FIRST AMENDMENT TO RIGHTS AGREEMENT

                         DATED AS OF SEPTEMBER 28, 2000




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                      FIRST AMENDMENT TO RIGHTS AGREEMENT

          This First Amendment to Rights Agreement, dated as of September 28, 2000 (the "Amendment"), between Southdown, Inc., a Louisiana corporation (the "Company"), and American Stock Transfer and Trust Company, as successor Rights Agent (the "Rights Agent"), which amends the Rights Agreement, dated as of March 4, 1991 (the " Agreement"), between the Company and First City, Texas-Houston, N.A., a predecessor of the Rights Agent,

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Company and the Rights Agent are parties to the Agreement; and

          WHEREAS, on September 28, 2000, the Board of Directors of the Company determined that it is advisable and in the best interest of the Company and its shareholders to amend the Agreement pursuant to Section 27 of the Agreement as set forth in this Amendment;

          WHEREAS, on September 28, 2000, the Board of Directors of the Company also determined that it is in the best interest of the Company's shareholders for the Company to enter into an Agreement and Plan of Merger among Cemex, S.A. de C.V. (the "Parent"), CENA Acquisition Corp. (the "Purchaser"), and the Company pursuant to which Purchaser would commence a cash tender offer for shares of the Company's common stock, to be followed by a merger in which Purchaser would be merged with and into the Company and the Company, as the surviving corporation in the merger, would become an indirect subsidiary of Parent;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1.     AMENDMENT OF SECTION 1 OF THE AGREEMENT.

          (a) DEFINITION OF "BENEFICIAL OWNER" AND "BENEFICIALLY OWN." The definition of "Beneficial Owner" and "beneficially own" in Section 1 of the Agreement is amended by adding the following at the end thereof:

          Notwithstanding anything contained in this Agreement to the contrary, neither Parent, Purchaser or any of their Affiliates or Associates shall be deemed to be the Beneficial Owner of, or to beneficially own, any of the Common Stock by virtue of the approval, execution and delivery of the Merger Agreement, the option to purchase shares of Common Stock set forth therein, the making of the Offer or the consummation of the transactions contemplated by the Merger Agreement.

          (b) DEFINITION OF "EXPIRATION DATE." The definition of "Expiration Date" in Section 1 of the Agreement is amended to read in its entirety as follows:

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               "Expiration Date" shall mean the earliest of (i) the Final
          Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights expire pursuant to Section 13(d) hereof, and (iv) the acceptance for payment of shares of Common Stock in the Offer.

          (c) ADDITIONAL DEFINITIONS. The following additional definitions are added to Section 1 of the Agreement in their appropriate places in alphabetical order:

               "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of September 28, 2000, among Parent, Purchaser and the Company, as the same may be amended from time to time in accordance with its terms.

               "Offer" shall have the meaning set forth in the Merger Agreement.

               "Parent" shall mean Cemex, S.A. de C.V., a Mexican corporation.

               "Purchaser" shall mean CENA Acquisition Corp., a Delaware corporation which is an indirect subsidiary of Parent.

     Section 2. AMENDMENT OF SECTION 7(A) OF THE AGREEMENT. Section 7(a) of the Agreement is amended by adding to the end thereof the following:

          Notwithstanding the foregoing, the Rights may not be exercised at or after the acceptance for payment of shares of Common Stock in the Offer.

     Section 3. ADDITION OF SECTION 35 TO THE AGREEMENT. The following is added as a new Section 35 to the Agreement:

                    Section 35. The Merger Agreement and the Merger. Notwithstanding anything contained in this Agreement to the contrary, the approval, execution and delivery of the Merger Agreement (including any amendments thereto), the option to purchase shares of Common Stock set forth therein, the making of the Offer or the consummation of the transactions contemplated by the Merger Agreement shall not cause (i) Purchaser, Parent or any of their Affiliates or Associates to be an Acquiring Person, (ii) a Stock Acquisition Date to occur, (iii) a Distribution Date to occur, or (iv) the Rights to become exercisable.

     Section 4. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Louisiana and for all purposes shall be governed by and construed in

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accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     Section 5. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be null, invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 6. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 7. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 8. NO OTHER AMENDMENTS. Except for the amendments to the Agreement specifically provided for above, no other modifications to the Agreement are made hereby, and all other provisions of the Agreement remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



Attest:  /s/                             SOUTHDOWN, INC.




                                         By: /s/
                                            ----------------------------------
Name:                                       Name:
Title:                                      Title:




Attest:  /s/                             AMERICAN STOCK TRANSFER AND
                                          TRUST COMPANY




                                         By:  /s/
                                            ----------------------------------
Name:                                       Name:
Title:                                      Title:

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